Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Michael Dunne
Public Information Officer
541-338-1428

www.therightbank.com
Email: michael.dunne@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Announces Foundation Bancorp, Inc. Final Merger Consideration Election Results

EUGENE, Ore., September 9, 2016 — The holding company of Pacific Continental Bank, today announced the final results of the elections made by former shareholders of Foundation Bancorp, Inc. (“Foundation Bancorp”), regarding the form of consideration to be received in the acquisition of Foundation Bancorp and its wholly-owned subsidiary, Foundation Bank, by Pacific Continental, which was completed effective as of September 6, 2016.

Pursuant to the terms of the merger agreement, dated April 26, 2016, as amended, former Foundation Bancorp shareholders were entitled to receive either $12.50 per share in cash or 0.7911 shares of Pacific Continental common stock for each share of Foundation Bancorp common stock, or a combination of 30% in the form of cash and 70% in the form of Pacific Continental common stock, subject to the proration and allocation procedures set forth in the merger agreement.

The final results of the elections made by former Foundation Bancorp shareholders are as follows:

•	Holders of 1,773,682 shares of Foundation Bancorp common stock, or approximately 34% of the outstanding shares, made valid elections to receive Pacific Continental common stock only.

•	Holders of 2,104,600 shares of Foundation Bancorp common stock, or approximately 41% of the outstanding shares, made valid elections to receive cash only.

•	Holders of 374,697 shares of Foundation Bancorp common stock, or approximately 7% of the outstanding shares, made valid elections to receive a combination of 30% cash and 70% shares of Pacific Continental common stock.

•	Holders of 900,870 shares of Foundation Bancorp common stock, or approximately 17% of the outstanding shares, did not make an election or were deemed not to have made a valid election, and will receive merger consideration pursuant to the proration and allocation formulas set forth in the merger agreement.

Pursuant to the merger agreement, the maximum aggregate cash component of the merger consideration is $19,334,017.50 and the aggregate stock component of the merger consideration is 2,853,359 shares of Pacific Continental common stock. Each share of Foundation Bancorp common stock for which a valid election was made to receive stock consideration and those which did not make an election or were deemed not to have made a valid election, will receive 0.7911 shares of Pacific Continental common stock. Because the cash election was oversubscribed, pursuant to the proration and allocation formulas set forth in the merger agreement, former Foundation Bancorp shareholders making a valid election for cash only will receive approximately 0.6977 of their shares paid in cash and the remaining in shares of Pacific Continental common stock for each share of Foundation Bancorp common stock. Former Foundation Bancorp shareholders making a valid mixed election will receive approximately 30% in cash and 70% shares of Pacific Continental common stock for each share of Foundation Bancorp common stock. No fractional shares of Pacific Continental common stock will be issued; in lieu of fractional shares, former Foundation Bancorp shareholders will receive cash.

Former Foundation Bancorp shareholders may direct questions regarding the exchange of their shares to Georgeson toll free at (888) 607-9107.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through 14 banking offices in Oregon and Washington. The Bank also operates loan production offices in Tacoma, Washington and Denver, Colorado. With $2.4 billion in total assets, Pacific Continental has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, Portland Business Journal, Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

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